Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Dow Jones Industrial Average TM (ticker: “ INDU ”) and Russell 2000 ® Index (ticker: “ RTY ) Pricing date: May 15, 2020 Valuation dates: Quarterly, beginning approximately one year after issuance Maturity date: May 20, 2027 Automatic early redemption: If on any valuation date the closing value of the worst performer is above its initial underlying value, the securities will be automatically cal led for an amount equal to the principal plus the applicable premium Premium: 6.00% to 8.00% per annum* CUSIP / ISIN: 17328VPM6 / US17328VPM62 Buffer value: 75% of its initial underlying value, for each underlying Buffer percentage: 25% Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled ): • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its buffer value : $1,000 • If the final underlying value of the worst performer is less than its buffer value: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation ex ceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citig rou p Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated May 4, 2020 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Autocallable Securities Linked to the Worst of INDU and RTY

$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Worst Performer The Securities Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,420.00 75.00% $1,420.00 42.00% $1,420.00 25.00% $1,420.00 0.00% $1,420.00 - 15.00% $1,000.00 - 25.00% $1,000.00 - 25.01% $999.90 - 50.00% $750.00 - 100.00% $250.00 Valuation Date on which Worst Performer Exceeds Initial Underlying Value Premium Hypothetical Redemption May 17, 2021 6.00% $1,060.00 August 16, 2021 7.50% $1,075.00 November 15, 2021 9.00% $1,090.00 February 15, 2022 10.50% $1,105.00 May 16, 2022 12.00% $1,120.00 August 15, 2022 13.50% $1,135.00 November 15, 2022 15.00% $1,150.00 February 15, 2023 16.50% $1,165.00 May 15, 2023 18.00% $1,180.00 August 15, 2023 19.50% $1,195.00 November 15, 2023 21.00% $1,210.00 February 15, 2024 22.50% $1,225.00 May 15, 2024 24.00% $1,240.00 August 15, 2024 25.50% $1,255.00 November 15, 2024 27.00% $1,270.00 February 18, 2025 28.50% $1,285.00 May 15, 2025 30.00% $1,300.00 August 15, 2025 31.50% $1,315.00 November 17, 2025 33.00% $1,330.00 February 17, 2026 34.50% $1,345.00 May 15, 2026 36.00% $1,360.00 August 17, 2026 37.50% $1,375.00 November 16, 2026 39.00% $1,390.00 February 16, 2027 40.50% $1,405.00 If the closing value of the worst performer is not greater than or equal to its initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date . ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. B C D A Hypothetical Payment at Maturity per Security** Assumes the securities have not been automatically redeemed prior to maturity A B C D

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities are riskier than securities with a shorter term. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos . 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.